Exhibit 10

AMENDMENT

TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

RANKIN ASSOCIATES IV, L.P.

This AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF RANKIN ASSOCIATES IV, L.P. (this “Amendment”), dated as of March 22, 2006, is made by and among the persons indicated as general partners and limited partners on Schedule A, as previously amended, to the Amended and Restated Limited Partnership Agreement of Rankin Associates IV, L.P., dated as of February 7, 2005 (the “Partnership Agreement”). Unless otherwise indicated, capitalized terms used herein without definition shall have the respective meanings set forth in the Partnership Agreement.

RECITALS:

A. The current Partners of the Partnership wish to amend the Partnership Agreement to amend certain provisions contained in the Partnership Agreement.

AGREEMENTS:

In consideration of the mutual promises, covenants and agreements set forth in this Amendment, the Partners agree as follows:

1. Section 8.3 of the Partnership Agreement shall be deleted in its entirety and the following shall replace in its entirety Section 8.3:

8.3 Unrestricted Transfers. Notwithstanding anything to the contrary contained herein (except Sections 5.2(d), 8.1 and 8.2, which will apply to any Transfer of Partnership Interests), each Partner or Authorized Transferee of such Partner shall be entitled to Transfer all or any portion of his, her or its Partnership Interests to any Authorized Transferee of such Partner and such Transfer to any such Authorized Transferee shall not need to comply with any other provision of this Agreement. Any Partner who elects to transfer a Partnership Interest to any such Authorized Transferee pursuant to this Section 8.3 shall prior to such Transfer provide written notice to the General Partners of such Transfer.

2. Except as herein modified, all other provisions of the Partnership Agreement shall be and remain in full force and effect.

3. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

5. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Partners and delivered to the Partnership.

IN WITNESS WHEREOF, the Partners have hereunto set their hands and seals as of the day and year first above written.

GENERAL PARTNERS:

Trust created by the Agreement, dated September 11, 1973, as supplemented, amended and restated, between Roger F. Rankin, as trustee, and Roger F. Rankin, creating a trust for the benefit of Roger F. Rankin		Trust created by the Agreement, dated December 29, 1967, as supplemented, amended and restated, between Thomas T. Rankin, as trustee, and Thomas T. Rankin, creating a trust for the benefit Thomas T. Rankin

By:	/s/ Roger F. Rankin	By:	/s/ Thomas T. Rankin
Name:	Roger F. Rankin	Name:	Thomas T. Rankin
Title:	Trustee	Title:	Trustee

Trust created by the Agreement, dated June 22, 1971, as supplemented, amended and restated, between Claiborne R. Rankin as trustee, and Claiborne R. Rankin, creating a trust for the benefit Claiborne R. Rankin		Trust created by the Agreement, dated as of September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr. as trustee, and Alfred M. Rankin, Jr., creating a trust for the benefit of Alfred M. Rankin, Jr.

By:	/s/ Claiborne R. Rankin	By:	/s/ Alfred M. Rankin, Jr.
Name:	Claiborne R. Rankin	Name:	Alfred M. Rankin, Jr.
Title:	Trustee	Title:	Trustee

Limited Partner Signature Page for Amendment to Partnership Agreement

Trust created by the Agreement, dated July 20, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Clara T. Rankin, creating a trust for the benefit of Clara T. Rankin

By:	/s/ Alfred M. Rankin, Jr.
Name:	Alfred M. Rankin, Jr.
Title:	Trustee